Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	12/31/2023	9/30/2023	12/31/2022
Scheduled CD maturities for subsequent quarter	$296,905	$186,477	$311,315
Average rate scheduled CD maturities for subsequent quarter	4.02%	3.65%	1.70%
Average loan rate - loan originations booked final month of Qtr (excludes fees)	8.34%	8.35%	5.41%
Cost of total deposits, Qtr-End	3.24%	3.17%	1.66%
Cost of interest-bearing DDAs, Qtr-End	4.01%	4.01%	2.39%
Cost of interest-bearing deposits, Qtr-End	4.04%	4.00%	2.32%
Noninterest bearing DDA balances, Qtr-End	$2,643,101	$2,621,072	$3,321,347
Reserve for unfunded commitments, Qtr-End	$575	$575	$575
Credit card spend QTD	$269,890	$268,986	$262,684
Credit card net income QTD	$2,004	$2,532	$2,261
Merchant services fees QTD	$585	$594	$490
Mortgage banking income QTD	$792	$825	$514
FDIC insurance QTD	$9,300	$2,100	$1,075
Write down tax credit investment QTD	$4,723	$2,230	$2,499
Salaries & employee benefits QTD	$23,024	$20,080	$19,230
Other operating expense	$12,590	$7,826	$4,957
Third party processing and other services QTD	$7,841	$6,549	$8,170
Equipment and occupancy expense QTD	$3,860	$3,579	$3,263
Earnings retention YTD	71%	72%	80%
Number of employees	608	576	580
QTD tax rate	10.91%	13.81%	19.49%
YTD tax rate	15.43%	16.51%	18.56%

Available Liquidity	12/31/2023

Cash	$2,131,08
Investment Securities (mkt value), net of pledged	$384,489
Total on balance sheet liquidity	$2,515,577

FHLB fundings availability	$2,582,828
Correspondent lines of credit availability	$275,000
Brokered deposit availability (25% of assets per policy)	$4,032,000
Federal Reserve Bank fundings availability	$2,167,020
Total Available Liquidity	$11,572,425